FORM OF

            SUBADVISORY AGREEMENT

            FRANKLIN TEMPLETON FUND ALLOCATOR SERIES

on behalf of

FRANKLIN TEMPLETON MULTI-ASSET REAL RETURN FUND

            THIS SUBADVISORY AGREEMENT made as of December __, 2011 by and between FRANKLIN ADVISERS, INC., a corporation organized and existing under the laws of the State of California (“FAV”), and FRANKLIN TEMPLETON INSTITUTIONAL, LLC, a Delaware limited liability company (“FTI”).

            W I T N E S S E T H

            WHEREAS, FAV and FTI are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services as an independent contractor; and

            WHEREAS, FAV has been retained to render investment advisory services to Franklin Templeton Multi-Asset Real Return Fund (the “Fund”), a series of Franklin Templeton Fund Allocator Series (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

            WHEREAS, FAV desires to retain FTI to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and FTI is interested in furnishing said services.

            NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

            1.         FAV hereby retains FTI and FTI hereby accepts such engagement, to furnish certain investment advisory services with respect to certain assets of the Fund, as more fully set forth herein.

                        (a)        Subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of FAV, FTI will provide certain investment advisory services for a portion of the Fund as agreed upon from time to time by FAV and FTI, including management of the investment and reinvestment of that portion of the Fund’s portfolio allocated for investment in Treasury Inflation Protected Securities (the “Sub-Advised Portion”).  FTI will determine what securities and other investments will be purchased, retained or sold by the Sub-Advised Portion, and will place all purchase and sale orders with respect to the Sub-Advised Portion..

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                        (b)        In performing these services, FTI shall adhere to the Fund’s investment goal(s), policies and restrictions as contained in the Fund’s current Prospectus and Statement of Additional Information, and in the Trust’s Amended and Restated Agreement and Declaration of Trust, and to the investment guidelines most recently established by FAV (all as may be amended from time to time) and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

                        (c)        Unless otherwise instructed by FAV or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAV or by the Board, FTI shall report daily all transactions effected by FTI on behalf of the Sub-Advised Portion to FAV and to other entities as reasonably directed by FAV or the Board.

                        (d)        FTI shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund with respect to the Sub-Advised Portion and its proposed strategy for the next quarter, all in such form and detail as requested by the Board.  FTI shall also make an investment officer available to attend such meetings of the Board as the Board may reasonably request.

                        (e)        In carrying out its duties hereunder, FTI shall comply with all reasonable instructions of the Fund, the Board or FAV in connection therewith.

            2.         (a)        FTI shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions with respect to the Sub-Advised Portion in accordance with the Fund’s policies with respect thereto and as set forth in the Fund's Registration Statement, as amended from time to time, and under the Securities Act of 1933, as amended (the “1933 Act”), Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act. In connection with the placement of orders for the execution of the Sub-Advised Portion's portfolio transactions, FTI shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Fund and shall be available for inspection and use by the SEC, the Fund or any person retained by the Fund. Where applicable, such records shall be maintained by FTI for the period and in the place required by Rule 31a-2 under the 1940 Act.

                        (b)        In placing orders or directing the placement of orders for the execution of portfolio transactions, FTI shall select brokers and dealers for the execution of the Fund's transactions with respect to the Sub-Advised Portion. In selecting brokers or dealers to execute such orders and subject to any policies and procedures adopted by the Trust’s Board, FTI is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which may enhance FTI’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the 1934 Act that FTI may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if FTI determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or FTI’s overall responsibilities to FTI’s discretionary accounts.

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            3.         (a)        FTI shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund.

                        (b)        It is understood that the services provided by FTI are not to be deemed exclusive.  FAV acknowledges that FTI may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund.  FAV agrees that FTI may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

            4.         FTI agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

            5.         FTI will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTI may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

            6.         (a)        FAV shall pay a monthly fee in cash to FTI at the annual rate of 0.25% of the average daily net assets of the Sub-Adviser Portion, which fee shall be payable on the first business day of each month in each year as compensation for the services rendered and obligations assumed by FTI during the preceding month.  The advisory fee under this Agreement shall be reduced by the amount of any advance payments made by FAV relating to the previous month.  For purposes of calculating such fee, the net asset value of the Sub-Advised Portion shall be determined in the same manner that the Fund uses to compute its net asset value for purposes of pricing purchases and redemptions of its shares, all as set forth more fully in the Fund’s then current Prospectus and Statement of Additional Information.

                        (b)        FAV and FTI shall share on a pro rata basis any voluntary reduction or waiver by FAV of the management fee due FAV under the Investment Management Agreement between FAV and the Fund.

                        (c)        If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

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            7.         Nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

            8.         (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTI, neither FTI nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

                        (b)        Notwithstanding paragraph 8(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a “liability”), for any acts undertaken by FTI pursuant to authority delegated as described in Paragraph 1(a), FTI shall indemnify and save FAV and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

                        (c)        No provision of this Agreement shall be construed to protect any director or officer of FAV or FTI, from liability in violation of Sections 17(h) or (i) of the 1940 Act.

            9.         During the term of this Agreement, FTI will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.  The Fund and FAV will be responsible for all of their respective expenses and liabilities.

            10.       This Agreement shall be effective as of the date given above and shall continue in effect for two years.  It is renewable annually thereafter so long as such continuance is specifically approved at least annually by (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

            11.       This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to FAV and FTI, and by FAV or FTI upon sixty (60) days’ written notice to the other party.

            12.       This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Investment management Agreement between FAV and the Fund.

            13.       In compliance with the requirements of Rule 31a-3 under the 1940 Act, FTI hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request.  FTI further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

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            14.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

            15.       The terms “majority of the outstanding voting securities” of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

            16.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of California of the United States of America.

            17.       FTI acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Amended and Restated Agreement and Declaration of Trust.  FTI agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that FTI shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By:       ________________________

Title:

FRANKLIN TEMPLETON INSTITUTIONAL, LLC

By:       _______________________

Title:

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